SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Prospectus for United States Oil Fund, LP of our report dated March 1, 2023 relating to the statements of financial condition as of December 31, 2022 and 2021, including the schedules of investments as of December 31, 2022 and 2021, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2022, 2021 and 2020 of United States Oil Fund, LP included in the Form 10-K of United States Oil Fund, LP for the year ended December 31, 2022, and to the reference to our Firm as “Experts” in the Prospectus.

Denver, Colorado

July 14, 2023